Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS SECOND QUARTER ‘09 RESULTS

STAMFORD, CONNECTICUT – July 27, 2009 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2009 net income attributable to common shareholders of $27.8 million, or $0.47 per diluted share, compared with second quarter 2008 net income attributable to common shareholders of $59.0 million, or $0.97 per diluted share. Second quarter 2009 earnings were adversely impacted by net after-tax charges, of $1.4 million, or $0.02 per share, primarily related to a previously announced restructuring program. Second quarter 2008 earnings benefited from recoveries of $2.9 million after-tax, or $0.05 per share, in conjunction with environmental remediation activities. (Please see non-GAAP Financial Measures table for details.)

Second quarter 2009 sales decreased $148.0 million, or 21%, including a core sales decline of $146.1 million (21%) and unfavorable foreign currency translation of $37.3 million (5%), partially offset by an increase in sales from acquired businesses of $35.4 million (5%).

Order backlog was $782 million at December 31, 2008, $724 million at March 31, 2009, and $697 million at June 30, 2009, representing quarterly declines of 7% and 4%, respectively.

Cash Flow and Financial Position

Cash provided by operating activities was $30.4 million in the second quarter of 2009, compared to $45.4 million in the second quarter of 2008, primarily reflecting lower earnings in 2009. Free cash flow (cash provided by operating activities less capital spending) for the second quarter of 2009 was $22.9 million, compared to $34.0 million in the prior year, reflecting lower cash provided from operations, partially offset by lower capital spending. The Company’s cash position was $233.0 million at June 30, 2009, up $22.7 million from March 31, 2009 and essentially flat to December 31, 2008. (Please see the Condensed Statement of Cash Flows and Non-GAAP table)

“Our sales and earnings declined from our record second quarter 2008 results and were lower than we expected just three months ago,” said Crane Co. president and chief executive officer, Eric C. Fast. “The second quarter core sales decline of 21% exceeded the 16% decline in the first quarter and our full-year guidance of a 7% reduction. Year-over-year sales were sharply lower in our short-cycle businesses, specifically at Engineered Materials, Merchandising Systems and Controls, which continue to be impacted by very difficult end market conditions. Sales declines in our longer-cycle Aerospace and Fluid Handling businesses were more pronounced than the first quarter and we expect demand to soften through the balance of the year. As a result, we now expect our 2009 sales will be $2.2 billion, 8% below our February guidance of $2.4 billion and 15% below $2.6 billion in 2008.

“Cost reduction activities are now expected to generate $125 million of cost savings in 2009, compared to our previous estimate of $75 million. Excluding the two acquisitions in 2008, headcount has been reduced by 1,900 people, or 16% since year end 2007, of which 270 occurred in the second quarter of this year and additional headcount reductions are expected in the second half.

“Reflecting difficult market conditions, we are reducing our earnings per share and free cash flow guidance by 12% and 8%, respectively.

“We continue to maintain a strong capital structure and liquidity position with $233 million in cash, a $300 million revolving bank credit agreement, and no near-term debt maturities.

“Our strategy remains unchanged and our businesses are executing well in difficult markets. We are maintaining our customer-facing resources, taking market share and our disciplined cost controls are mitigating the effects of the downturn. We are positioned well to capitalize when markets recover.”

Segment Results

All comparisons detailed in this section refer to the second quarter 2009 versus the second quarter 2008.

Aerospace & Electronics

	Second Quarter			Change
(dollars in millions)	2009		2008
Sales	$147.0		$165.9	$(18.9)	(11)%

Operating Profit	$19.1	*	$18.5

Profit Margin	13.0%		11.1%	$0.6	3%
* Includes $0.6 million of restructuring charges.

The second quarter 2009 sales decrease of $18.9 million reflected a $20.5 million decline in Aerospace Group demand, partially offset by an increase of $1.5 million of Electronics Group revenue. Segment operating profit increased by $0.6 million as sharply higher profits in the Electronics Group were offset by the impact of lower sales and profitability in the Aerospace Group. Second quarter 2008 operating profit benefited from a $5.6 million engineering claim recovery in the Aerospace Group.

Aerospace & Electronics order backlog was $418 million at December 31, 2008, $396 million at March 31, 2009, and $383 million at June 30, 2009, representing quarterly declines of 3% and 5%, respectively.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2009	2008
Sales	$41.8	$72.9	$(31.2)	(43)%

Operating Profit	$4.6	$8.1	$(3.5)	(43)%

Operating Margin	11.0%	11.1%

Segment sales declined 43%, reflecting significantly lower demand from recreational vehicle, transportation and, to a lesser extent, building products end markets. Operating profit declined due to significantly lower sales but was up sequentially from the first quarter. Operating margins at 11.0% reflected the favorable impact of plant closures and a 46% reduction in headcount compared to year end 2007 levels.

Merchandising Systems

	Second Quarter			Change
(dollars in millions)	2009		2008
Sales	$73.3		$116.2	$(42.9)	(37)%

Operating Profit	$6.7	*	$17.3	$(10.7)	(62)%

Profit Margin	9.1%		14.9%
* Includes $1.1 million of restructuring charges.

Total Merchandising Systems sales decreased $42.9 million, or 37%, reflecting a sharp decline in both Vending Solutions and Payment Solutions sales. Operating profit and margins declined significantly reflecting deleverage on the reduced sales. The Company has made good progress and remains on track to complete the previously announced consolidation of its vending machine production from St. Louis, Missouri into its Williston, South Carolina facility by year end. In response to lower demand, Merchandising Systems headcount has been reduced approximately 20% compared to year end 2007 levels.

Fluid Handling

	Second Quarter			Change
(dollars in millions)	2009		2008
Sales	$263.1		$301.1	$(38.0)	(13)%

Operating Profit	$27.1	*	$46.6	$(19.5)	(42)%

Profit Margin	10.3%		15.5%
* Includes $0.4 million of restructuring charges.

Second quarter 2009 sales decreased $38 million, or 13%, including a decline of $43.4 million (15%) of core sales and unfavorable foreign currency translation of $30.0 million (10%), partially offset by sales from acquired businesses (Delta and Krombach) of $35.4 million (12%). Sales continued to be weak in the short-cycle MRO businesses, as well as the longer-cycle energy, chemical and pharmaceutical businesses, which were impacted by continued project delays and cancellations as a result of poor market conditions. Profit margins decreased to 10.3% from last year’s record levels of 15.5%, primarily reflecting the impact of lower volumes and unfavorable foreign exchange. The second quarter core sales decline of 15% was substantially greater than the first quarter’s 5% decline and new orders were lower than sales in the second quarter, which is reflected in our lower backlog. As a result, additional cost reduction actions are being implemented to align the cost structure with demand.

Fluid Handling order backlog was $303 million at December 31, 2008, $276 million at March 31, 2009, and $256 million at June 30, 2009, representing quarterly declines of 9% and 7%, respectively.

Controls

	Second Quarter		Change
(dollars in millions)	2009	2008
Sales	$20.3	$37.3	$(17.0)	(46)%

Operating Profit (Loss)	$(1.7)	$3.5	$(5.3)	(na	)

Profit Margin	(8.5)%	9.5%

Second quarter 2009 sales declined 46% reflecting significant deterioration in the oil & gas and transportation end markets. Operating profit decreased $5.3 million primarily reflecting the impact of lower sales in all of the Controls businesses.

Full Year 2009 Guidance

Based on lower than previously expected demand in the Merchandising Systems and Fluid Handling businesses, the Company lowered its 2009 sales estimate from $2.4 billion to $2.2 billion, and reduced its earnings per share guidance from $2.01 to $2.31 (which includes an $0.08 per share charge for a previously announced legal settlement) to $1.75 to $2.05. The new guidance estimate includes charges for potential restructuring and integration activities of $0.10 per share. In addition, free cash flow guidance was reduced to $135 million compared to the $146 million achieved in 2008, reflecting the lower earnings guidance. (Please see Non-GAAP table.)

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Tuesday, July 28, 2009 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2009 – 13